Exhibit 4.7

FOURTH SUPPLEMENTAL INDENTURE

dated as of November 19, 2025

by and among

JBS USA HOLDING LUX S.À R.L.,

as Company,

JBS N.V.,
as Substituted Company

and

REGIONS BANK

as Trustee

3.000% Senior Notes due 2029

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of November 19, 2025, by and among JBS USA HOLDING LUX S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 21 avenue de la Gare, L-1611, Luxembourg, Grand Duchy of Luxembourg, under registration with the Luxembourg Register of Commerce and Companies under number B 203.443 (the “Company”), JBS N.V., a company incorporated and organized in accordance with the laws of the Netherlands, with its registered seat in Amsterdam, the Netherlands and headquarters at Stroombaan 16, 5th floor, 1181VX, Amstelveen, The Netherlands, enrolled with the CNPJ/ME under No. 49.115.815/0001-05 and registered with the Dutch Chamber of Commerce under number 76063305 (the “Substituted Company”), and REGIONS BANK, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, JBS USA Foods Group Holdings, Inc. and JBS USA Food Company, each of the guarantors party thereto and the Trustee entered into the Indenture, dated as of February 2, 2022 (as supplemented from time to time, the “Indenture”), relating to the 3.000% Senior Notes due 2029 issued thereunder (the “Notes”);

WHEREAS, Section 12.01 of the Indenture provides that the Company may, at its option and without the consent of any Holder of the Notes, be substituted by any direct or indirect parent of the Company subject to the conditions contained in Section 12.01 of the Indenture;

WHEREAS, the Company has agreed to be replaced and substituted by the Substituted Company, and the Substituted Company has agreed to (i) become the “Company” and an “Issuer” for all purposes under the Notes and the Indenture and (ii) be liable for all obligations of an “Issuer” thereunder (the “Substitution”);

WHEREAS, Section 11.07 of the Indenture provides that the Guarantees of the Notes by the Parent Guarantors are automatically and unconditionally released and discharged if, at any time, the Parent Guarantors shall cease to guarantee the Existing 2031 Notes for any reason, including as a result of the “Fall-Away Event” (as defined in the indenture governing the Existing 2031 Notes);

WHEREAS, the Fall-Away Event has occurred and Sections 10.01 and 11.07 of the Indenture provide that the Company and the Trustee, may enter into a supplemental indenture (without the consent of any Holder of Notes) which provides for the “Fall-Away Event” and unconditional release of the Parent Guarantors from their Guarantees, among other conditions set forth in Section 11.07 of the Indenture; and

WHEREAS, pursuant to Sections 10.01, 11.07 and 12.01 of the Indenture, the Company, the Substituted Company and the Trustee are authorized to execute and deliver this Supplemental Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. JBS N.V. as Issuer and Company. In connection with the Substitution, the Substituted Company hereby (i) becomes an “Issuer” for all purposes under the Notes and the Indenture and (ii) liable for all obligations of an “Issuer” thereunder, with the same force and effect as if JBS N.V. was originally named as an “Issuer” thereunder. In addition, to the extent that the Indenture or any Note contains any other reference to the “Company,” each of the Issuers collectively by name or by collective reference to “Issuers” or “Co-Issuers” or any other reference as the context may require, then the Indenture and each Note is amended to include reference to JBS N.V.

Section 3. Release of JBS USA Holding Lux S.à r.l. In connection with the Substitution, JBS USA Holding Lux S.à r.l. is hereby released from all its obligations as issuer and principal debtor in respect to the Indenture and the Notes.

Section 4. Release of Parent Guarantors; Elimination of Certain Covenants and Events of Default. In connection with the occurrence of the Fall-Away Event, (i) JBS S.A., JBS Global Luxembourg S.à r.l. and JBS Global Meat Holdings Pty Limited are hereby unconditionally released from all of their respective obligations as “Parent Guarantors” and guarantors in respect to the Indenture, the Guarantees and the Notes, (ii) the covenants in Section 5.01 (Reports of Parent) of the Indenture are hereby eliminated and (iii) the Events of Default arising under the following clauses of Section 7.01 of the Indenture: (d) (with respect to breaches under Article 5), (e), (f), (g) and (h) (with respect to events and circumstances with respect to Parent and its Subsidiaries other than the Company and its Subsidiaries) and (i) (in its entirety), and references to Parent in Sections 7.02(a) and (b) of the Indenture are hereby deleted.

Section 5. Original Issuers Remain Issuers. For the avoidance of doubt, nothing herein shall or shall be deemed to modify or otherwise affect the obligations of JBS USA Foods Group Holdings, Inc. and JBS USA Food Company under the Notes and the Indenture, and each of JBS USA Foods Group Holdings, Inc. and JBS USA Food Company shall remain liable, jointly and severally with the Substituted Company, for all obligations of an “Issuer” thereunder.

Section 6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 9. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect or the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Substituted Company. In entering this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee whether or not elsewhere herein so provided. The Company and the Substituted Company expressly reaffirm and confirm their obligations to indemnify the Trustee in connection with the Indenture, this Supplemental Indenture and all the actions contemplated hereby, all in accordance with the terms of the Indenture.

Section 10. Effective Date. This Supplemental Indenture shall become effective on the date first above written.

Section 11. Notices. Any notices or other communications required or permitted hereunder and under the Indenture shall be in English and in writing, and shall be sufficiently given if made by hand delivery, by internationally recognized overnight courier service or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to JBS N.V.:

c/o JBS USA Food Company

Attention: General Counsel and Treasurer

1770 Promontory Circle

Greeley, CO 80634

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

JBS USA HOLDING LUX S.À R.L.,
as Company

By:	/s/ Guilherme Cavalcanti
	Name:	Guilherme Cavalcanti
	Title:	Category A Manager

JBS N.V.,
as Substituted Company

By:	/s/ Guilherme Cavalcanti
	Name:	Guilherme Cavalcanti
	Title:	Chief Financial Officer

REGIONS BANK,
as Trustee

By:	/s/ Craig A. Kaye
	Name:	Craig A. Kaye
	Title:	Vice President

[Signature Page to Supplemental Indenture]